Exhibit 10.1
STRICTLY CONFIDENTIAL
EXECUTION VERSION

SUPERVALU INC.
11840 Valley View Road
Eden Prairie, Minnesota  55344

July 30, 2018

Blackwells Capital LLC
Mr. Jason Aintabi
600 Madison Avenue, 18th Floor
New York, New York  10022

Ladies and Gentlemen:

This letter agreement (this “Agreement”) constitutes the agreement between SUPERVALU INC., a Delaware corporation (the “Company”), Blackwells Capital LLC (“Blackwells”) and Jason Aintabi (“Mr. Aintabi” and, together with Blackwells, the “Blackwells Parties”), with respect to the matters set forth below, including with respect to the election of directors at the Company’s 2018 Annual Meeting of Stockholders (including any adjournment or postponement thereof, the “2018 Annual Meeting”).  Each of the Company, Blackwells and Mr. Aintabi is referred to herein as a “Party” and, collectively, as the “Parties.”  Certain capitalized terms used herein are defined in paragraph 8 below.

1.
Withdrawal of Blackwells Parties’ Director Nominations.  Each Blackwells Party, on behalf of itself and its Affiliates, hereby (a) irrevocably withdraws all director nominations and any related materials, demands or notices submitted to the Company in connection therewith or related thereto with respect to the 2018 Annual Meeting, (b) irrevocably withdraws the proposal notified by or on behalf of it to the Company on March 20, 2018 in connection with the 2018 Annual Meeting and any related materials, demands or notices submitted to the Company in connection therewith or related thereto (the foregoing clauses (a) and (b), collectively, “Blackwells Nominations and Proposal”), and (c) agrees not to take any further action with respect to the Blackwells Nominations and Proposal or otherwise related to the 2018 Annual Meeting.  Each Blackwells Party (i) hereby further agrees that it will, and that it will cause its Affiliates and its and their respective representatives to, (x) immediately cease any and all solicitation efforts in connection with the 2018 Annual Meeting and (y) promptly following entry into this Agreement (and in any event within two (2) Business Days thereafter), deliver to the Company any proxies that have been received prior to the date of this Agreement by or on behalf of any Blackwells Party or any of its Affiliates with respect to the 2018 Annual Meeting and (z) promptly (and in any event within two (2) Business Days or, if earlier, prior to the date of the 2018 Annual Meeting) deliver to the Company any proxies that are received from and after the date of this Agreement by or on behalf of any Blackwells Party or any of its Affiliates with respect to the 2018 Annual Meeting, (ii) hereby acknowledges and agrees that no proxies that have been or may be received by or on behalf of any Blackwells Party or any of its Affiliates with respect to the Blackwells Nomination and Proposal will be voted in light of the irrevocable withdrawal by Blackwells of the Blackwells Nominations and Proposal pursuant to the first sentence of this paragraph 1 and (iii) hereby withdraws and terminates all requests for stock list materials and other books and records of the Company under Section 220 of the Delaware General Corporation Law (“DGCL”) or other statutory or regulatory provisions providing for shareholder access to books and records, including those made on March 22, 2018, April 13, 2018, May 18, 2018, May 29, 2018 and May 31, 2018.

2.
Voting of Blackwells Parties’ Shares.  At the 2018 Annual Meeting, each Blackwells Party will cause to be present for quorum purposes all shares of Company common stock that such Blackwells Party or any of its Affiliates have the right to vote as of the record date for the 2018 Annual Meeting, and vote or cause to be voted all such common stock on the Company’s proxy card (a) in favor of the election of all of the director nominees recommended for election by the Board of Directors of the Company (the “Board”), and against the removal of any such director (unless proposed by the Company) and (b) in accordance with the Board’s recommendation on all other proposals.

3.
Standstill.  From the date of this Agreement until the first-year anniversary hereof (such period, the “Restricted Period”), with respect to the Company, each Blackwells Party shall not, and shall cause its Affiliates and their respective principals, directors, members, general partners, officers, employees, consultants and agents and representatives acting on their behalf (collectively, the “Restricted Persons”) not to, directly or indirectly, absent prior express written invitation or authorization by the Board:

(a)
engage in any “solicitation” (as such term is used in the proxy rules of the U.S. Securities and Exchange Commission (the “SEC”), but without regard to the exclusion set forth in Rule 14a-1(l)(2)(iv)), involving the Company, of proxies or consents with respect to the election or removal of directors or any other matter or proposal or become a “participant” (as such term is used in the proxy rules of the SEC) in any such solicitation of proxies or consents;

(b)
knowingly encourage, advise or influence any other Person, or knowingly assist any other Person in so encouraging, advising or influencing any other Person, (i) with respect to the voting or the giving or withholding of any proxy, consent or other authority to vote involving the Company or the taking of any other action with respect to such Person’s Voting Securities or (ii) in conducting any type of referendum, binding or non-binding, involving the Company (in each case, other than such encouragement, advice or influence that is consistent with the Company management’s recommendation in connection with such matter);

(c)
form, join or participate in any way in any “group” as defined pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to any Voting Securities, other than solely with other Affiliates of Blackwells with respect to Voting Securities now or hereafter owned by them;

(d)
acquire, or offer, seek or agree to acquire, by purchase or otherwise, or direct any third party in the acquisition of, any Voting Securities or assets of the Company, or rights or options to acquire any Voting Securities or assets of the Company (other than solely through the exercise of Voting Securities held by such Blackwells Party prior to the date of this Agreement and (i) identified by such Blackwells Party in its public filings with the SEC prior to the date of this Agreement or (ii) identified by such Blackwells Party in its public filings made with the SEC on the date of this Agreement, to the extent such Voting Securities were specified in drafts of such filings provided by such Blackwells Party to the Company on the date of this Agreement prior to entry into this Agreement);

(e)
sell, offer or agree to sell all or substantially all voting rights decoupled from the underlying Voting Securities held by any Blackwells Party or any of its Affiliates, directly or indirectly, through swap or hedging transactions or otherwise;

(f)
make, or in any way participate with any other Person (other than (i) the voting of Voting Securities held by any Blackwells Party prior to the date of this Agreement and identified by such Blackwells Party in its public filings with the SEC prior to the date of this Agreement and (ii) the receipt of consideration on the same terms as other holders of Company securities), directly or indirectly, in any, or any proposal that would reasonably be expected to result in any, tender offer, exchange offer, merger, business combination, recapitalization, restructuring, liquidation, dissolution or similar transaction involving the Company or its subsidiaries or its or their securities or assets; or make, directly or indirectly, any proposal, either alone or in concert with others, to the Company or the Board that would reasonably be expected to require a public announcement regarding any such transaction;

(g)
enter into a voting trust, arrangement or agreement or subject any Voting Securities to any voting trust, arrangement or agreement, in each case other than solely with other Affiliates of Blackwells, with respect to Voting Securities now or hereafter owned by them;

(h)
(A) seek, alone or in concert with others, election or appointment to, or representation on, the Board or nominate or propose the nomination of, or recommend the nomination of, any candidate to the Board, (B) seek, alone or in concert with others, the removal of any member of the Board, or (C) conduct a referendum of shareholders;

(i)	make or be the proponent of any shareholder proposal (pursuant to Rule 14a-8 under the Exchange Act or otherwise) for consideration by the Company’s shareholders;

(j)
make any request for stock list materials or other books and records of the Company under Section 220 of the DGCL or other statutory or regulatory provisions providing for shareholder access to books and records;

(k)
institute, solicit, assist or join any litigation, arbitration or other proceeding against or involving the Company or any of its current or former directors or officers (including derivative actions) in order to effect or take any of the actions expressly prohibited by this paragraph 4; provided, however, that for the avoidance of doubt, the foregoing shall not prevent any Restricted Person from (i) bringing litigation against the Company to enforce the provisions of this Agreement, (ii) making counterclaims with respect to any proceeding initiated by, or on behalf of, the Company against a Restricted Person, or bringing a responsive independent action against the Company should counterclaims be deemed insufficient to defend such Blackwells Party’s interests, (iii) responding to oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes (each, a “Legal Requirement”) in connection with any legal proceeding (the “Legal Proceeding”) if such Legal Proceeding has not been initiated by, or on behalf of, or at the suggestion of, the Blackwells Parties; provided, further, that in the event any of the Blackwells Parties or any of the Blackwells Representatives (as such term is defined below) receives any Legal Requirement, such Blackwells Parties or Blackwells Representatives shall give prompt written notice of such Legal Requirement to the Company; provided, however, that this clause (k) shall not require any Blackwells Party to opt out of any class action lawsuits against the Company not initiated in violation of this clause (k) (“Class Actions”) and to which such Blackwells Party is a party solely as a result of the Blackwells Parties’ ownership of Voting Securities during the class period applicable to such Class Actions;

(l)	publicly disclose any intention, plan or arrangement inconsistent with any provisions of this paragraph 4;

(m)	enter into any negotiations, agreements or understandings with any third party to take any action that any Blackwells Party is prohibited from taking pursuant to this paragraph 4; or

(n)	make any request or submit any proposal to amend or waive the terms of this Agreement, in each case which would reasonably be expected to result in a public announcement of such request or proposal.

4.	Mutual Non-Disparagement. During the Restricted Period:

(a)
each Blackwells Party shall refrain from making, and shall cause its Affiliates and its and their respective principals, directors, members, general partners, officers and employees, consultants and agents and representatives (the “Blackwells Representatives”) not to make or cause to be made, any statement or announcement that disparages, defames, slanders, or impugns or is reasonably likely to damage the reputation of (any such statements, a “Disparaging Statement”), the Company or any of its Affiliates, subsidiaries, or any of its or their respective current or former officers, directors or employees (the “Company Representatives”) (including any such statements or announcements regarding the Company’s strategy, operations, products, performance or services, any material transaction entered into or proposed to be entered into (or not) by the Company or the subject matter of the Blackwells Nominations and Proposal); provided that this paragraph 4(a) shall cease to apply from and after the time, if any, that the Company shall have materially breached paragraph 4(b) during the Restricted Period; and

(b)
the Company shall refrain from making, and shall cause each of its agents, representatives and Affiliates, including its directors, not to make or cause to be made, and shall not cause its other officers and employees to make or cause to be made, Disparaging Statements about the Blackwells Representatives; provided that this paragraph 4(b) shall cease to apply from and after the time, if any, that any Blackwells Party shall have materially breached paragraph 4(a) during the Restricted Period.

Nothing in this paragraph 4 will prohibit the making of any factual statement required to be made by applicable law, rules or regulations, or any factual statement in any compelled testimony or the production of information, whether by legal process, subpoena or as part of a response to a request for information from any governmental authority with jurisdiction over the Party from whom information is sought.

5.
Websites.  Each Blackwells Party shall, and shall cause its Affiliates to, promptly (and in any event within twenty-four (24) hours after entry into this Agreement) modify or disable (and not permit to be re-enabled during the Restricted Period) the website “www.savesupervalu.com” and any other websites they directly or indirectly maintain with respect to their prior solicitation efforts and/or campaigns with respect to the Company or the 2018 Annual Meeting.

6.
Representations and Warranties of the Company.  The Company represents and warrants to the Blackwells Parties that (a) the Company has the corporate power and authority to execute this Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company and constitutes a valid and binding obligation and agreement of the Company.

7.
Representations and Warranties of the Blackwells Parties.  Each Blackwells Party represents and warrants to the Company that (a) the authorized signatory of Blackwells set forth on the signature page hereto has the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind it thereto, (b) this Agreement has been duly authorized, executed and delivered by such Blackwells Party and constitutes a valid and binding obligation of such Blackwells Party.

8.	Certain Defined Terms.

(a)
“Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act and Affiliates of a specified Person shall include Persons who become Affiliates of such Person subsequent to the date of this Agreement.

(b)	“Business Day” shall mean any day other than a Saturday, Sunday or a day on which the Federal Reserve Bank of New York is closed.

(c)	“Controlled,” “controlling” and “controlled by” shall have the meanings set forth in Rule 12b-2 promulgated under the Exchange Act.

(d)
“Person” shall be interpreted broadly to include, among others, any individual, general or limited partnership, corporation, limited liability or unlimited liability company, joint venture, estate, trust, group, association or other entity of any kind or structure.

(e)
“Voting Securities” shall mean the shares of common stock of the Company and any other securities of the Company entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for, such shares or other securities, whether or not subject to the passage of time or other contingencies.

9.	Affiliates. The Parties agree that they will cause their Affiliates, and their respective employees and other representatives, to comply with the terms of this Agreement.

10.
Specific Performance.  Each Blackwells Party, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other Parties hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages).  It is accordingly agreed that each Blackwells Party, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the other Parties hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity.  This paragraph 10 is not the exclusive remedy for any violation of this Agreement.

11.
Expenses.  Blackwells has submitted documentation of its actual out-of-pocket third-party professional fees and expenses incurred in connection with (a) the 2018 Annual Meeting, including any and all nominations and solicitation efforts in connection therewith and all matters related thereto, and (b) the negotiation, execution and effectuation of this Agreement and the transactions contemplated hereby, that is, in each case of clauses (a) and (b), incurred at or prior to the date of this Agreement.  Within two (2) Business Days after the date of this Agreement, the Company shall reimburse Blackwells for the foregoing expenses, by wire transfer or transfers in accordance with such wire instructions included in Exhibit A attached hereto; provided, that such reimbursement shall not exceed $700,000 in the aggregate.  Except as otherwise provided in this paragraph 11, all fees, costs and expenses incurred by each of the Parties hereto and their Affiliates shall be borne by such Party.

12.
Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.  It is hereby stipulated and declared to be the intention of the Parties that, except as set forth in the foregoing sentence, the Parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable.  In addition, the Parties agree to use their best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.

13.
Notices.  Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered:  (a) upon receipt, when delivered personally, (b) upon receipt, when sent by  facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party), or (c) one Business Day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the Party to receive the same.  The addresses and facsimile numbers for such communications shall be:

If to the Company:

SUPERVALU INC.
11840 Valley View Road
Eden Prairie, Minnesota  55344
Facsimile:          (952) 947-3528
Attention:         Stuart D. McFarland, Senior Vice President, General
                            Counsel and Corporate Secretary

With a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York  10019
Facsimile:          (212) 403-2000
Attention:          Igor Kirman, Esq.
                            DongJu Song, Esq.

If to any Blackwells Party:

Blackwells Capital LLC
Mr. Jason Aintabi
600 Madison Avenue, 18th Floor
New York, New York  10022
Facsimile:          (212) 792-6097
Attention:          Jason Aintabi

With a copy (which shall not constitute notice) to:

Vinson & Elkins LLP
666 Fifth Avenue, 26th Floor
New York, New York  10103
Facsimile No:  (917) 849-5379
Attention:          Lawrence Elbaum, Esq.
                            Patrick Gadson, Esq.

14.
Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to the conflict of laws principles thereof that would result in the application of the laws of another jurisdiction.  Each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware).  Each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts.  Each of the Parties hereto hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable legal requirements, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper, or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

15.
Counterparts; Headings.  This Agreement may be executed in two or more counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Parties (including by means of electronic delivery or facsimile).  The paragraph headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement.

16.
Entire Agreement; Amendment and Waiver; Successors and Assigns; Third Party Beneficiaries; Waiver of Jury Trial.  This Agreement contains the entire understanding of the Parties hereto with respect to its subject matter.  There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the Parties other than those expressly set forth herein.  No modifications of this Agreement can be made except in writing signed by an authorized representative of each of the Parties.  No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.  The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties hereto and their respective successors, heirs, executors, legal representatives, and permitted assigns (collectively, such Parties’ the “Successors”).  No Party shall assign this Agreement or any rights or obligations hereunder without, with respect to any Blackwells Party, the prior written consent of the Company, and with respect to the Company, the prior written consent of Blackwells.  This Agreement is solely for the benefit of the Parties hereto and their Successors and is not enforceable by any other Persons.  Each of the Parties, after consulting or having had the opportunity to consult with counsel, knowingly, voluntarily and intentionally waives any right that such Party may have had to a trial by jury in any litigation based on or arising out of this Agreement or any related instrument or agreement, or any of the transactions contemplated thereby, or any related course of conduct, dealing, statements (whether oral or written), or actions of any of them.

17.
Interpretation.  Each of the Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed this Agreement with the advice of such counsel.  Each Party and its counsel cooperated and participated in the drafting and preparation of this Agreement, and any and all drafts relating thereto exchanged among the Parties shall be deemed the work product of all of the Parties and may not be construed against any Party by reason of its drafting or preparation.  Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is hereby expressly waived by each of the Parties, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Parties as of the date hereof.

SUPERVALU INC.

By:	/s/ Mark Gross
Name: Mark Gross
Title: President and Chief Executive Officer

BLACKWELLS CAPITAL LLC

By:	/s/ Jason Aintabi
Name: Jason Aintabi
Title: Chief Investment Officer

JASON AINTABI

/s/ Jason Aintabi